Exhibit 99.1

INDEPENDENCE CONTRACT DRILLING, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2016

HOUSTON, TEXAS, April 28, 2016 / PRNewswire/ – INDEPENDENCE CONTRACT DRILLING, INC. (the “Company”) (NYSE: ICD) today reported financial results for the three months ended March 31, 2016.

First Quarter 2016 Highlights

•	Net loss of $0.4 million, or $0.02 per share.

•	Adjusted EBITDA of $7.4 million.

•	86% utilization of marketed rigs.

•	943 revenue days.

•	Margin per operating day of $10,982.

•	Extension of contracts for two rigs operating in the spot-market through the later part of the second quarter of 2016.

•	Extension of a term contract expiring in December 2016 through the first quarter of 2017 without a reduction in operating dayrate.

•	Substantial completion of the conversion of one of its non-walking rigs to 200 Series pad-optimal status.

•	Early termination of a drilling contract with an original term expiring in June 2016, resulting in the recognition of $0.2 million of early termination revenues during the first quarter.

During the first quarter of 2016, the Company reported operating revenues of $22.5 million, a net loss of $0.4 million ($0.02 per share) and Adjusted EBITDA of $7.4 million. This compares to operating revenues of $23.7 million, Adjusted EBITDA of $7.2 million and adjusted net loss of $0.9 million ($0.04 per share) for the fourth quarter of 2015, and operating revenues of $22.3 million, Adjusted EBITDA of $6.3 million and adjusted net income of $0.9 million ($0.03 per share) for the first quarter of 2015.

Chief Executive Officer Byron Dunn commented, “Although North American rig counts and market conditions have continued to decline, I am very pleased with our continued efforts to streamline costs during the first quarter of 2016 as well as our successful efforts to strengthen our balance sheet. This ideally positions ICD to restart its growth trajectory in what we believe will be a very strong market demand for pad optimal drilling equipment when market conditions begin to improve.”

Quarterly Operational Results

The Company’s marketed fleet operated at 86.4% utilization and recorded 943 revenue days during the first quarter of 2016 compared to 87.1% utilization and 962 revenue days during the fourth quarter of 2015 and 92.1% utilization and 951 revenue days during the first quarter of 2015. Rig operating margins during the first quarter of 2016 were $10,982 per day, compared to $10,419 per day during the fourth quarter of 2015 and $9,747 per day during the first quarter of 2015. Rig operating margins during the first quarter benefitted from the recognition of early termination revenues and the deferral of certain costs to the second quarter of 2016.

Operating costs during the first quarter of 2016 totaled $12.6 million, compared to $14.4 million during the fourth quarter of 2015 and $13.1 million during the first quarter of 2015. Included in operating costs during the period were approximately $0.5 million ($0.02 per share, net of tax) of Galayda Yard costs that were expensed due to the fact rig construction activities were intermittent during the quarter. These costs were capitalized in prior periods when rig construction activities were continuous. On an operating cost per day basis, operating expenses were $11,589 per day during the first quarter of 2016, compared to $13,298 during the fourth quarter of 2015 and $13,035 during the first quarter of 2015. Operating cost per day statistics during the first quarter of 2016 benefitted from 162 revenue days that were earned on a standby-without-crew basis.

Selling, general and administrative expenses during the first quarter of 2016 were $3.6 million (including $1.2 million of non-cash stock-based compensation), compared to $3.1 million (including $1.1 million of non-cash stock based compensation) during the fourth quarter of 2015 and $3.8 million (including $0.9 million of non-cash stock based compensation) during the first quarter of 2015. The overall decrease in selling, general and administrative expenses compared to the first quarter of 2015 related to efficiency initiatives instituted during 2015 as well as a reduction in cash-based incentive compensation expense.

Depreciation expense during the first quarter of 2016 was $5.8 million, compared to $6.1 million during the fourth quarter of 2015 and $4.3 million during the first quarter of 2015.

Drilling Operations Update

During the first quarter, the Company operated two rigs on a spot-market basis. The short-term contracts for both of these rigs were extended during the quarter to mid-June 2016. In connection with a contracted rig being placed on standby status, the Company also negotiated the extension of the term contract expiring in December 2016 through the first quarter of 2017 without a reduction in operating dayrate.

At the end of the first quarter of 2016, one of the Company’s customers elected to early terminate a contract with an original term expiring at the end of the second quarter of 2016. This rig was on standby-without-crew status at the time of early termination. The Company recognized $0.2 million of early termination revenue associated with this contract during the first quarter of 2016 and expects to recognize $1.6 million of early termination revenue during the second quarter of 2016.

Since the first quarter, the Company has had one rig cease drilling operations following the expiration of a term contract and this rig has not yet been recontracted.

During the first quarter, ICD substantially completed the conversion of one of its two non-walking rigs to 200 Series, pad-optimal status, fully equipped with a new substructure and omni-directional walking system as well as 7500 psi mud system. This rig entered the Company’s marketed fleet at the beginning of the second quarter of 2016.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures during the first quarter were $5.7 million, comprised of $3.1 million associated with 2016 equipment purchases and $2.6 million associated with payments for capital equipment purchases made in 2015. The Company’s capital expenditure budget for 2016 is $10.0 million.

At March 31, 2016, the Company had drawn $62.7 million on its revolving credit facility and had net debt, excluding capitalized vehicle leases, of $55.3 million. On April 14, 2016, the Company amended its revolving credit facility to reduce aggregate commitments to $85.0 million and amend certain covenants and borrowing base calculations. The borrowing base under the credit facility, adjusted for these amendments, was $86.4 million at March 31, 2016.

On April 26, 2016, the Company completed the public offering of approximately 13.2 million shares of common stock, which resulted in estimated net proceeds, after deduction of applicable underwriting discounts and estimated offering expenses, of approximately $43.0 million. On a pro forma basis for the completion of this offering, the Company would have had net debt, excluding capitalized vehicle leases, of $12.3 million at March 31, 2016.

Summary of Non-Operating Charges

Non-operating charges incurred during the first quarter of 2015 included the following items:

•	$0.4 million ($0.01 per share, net of tax) loss on disposition of assets associated with decommissioning and trade-in of discontinued crew quarters; offset by

•	$0.8 million ($0.04 per share, net of tax) of income associated with insurance recoveries, net of non-cash impairment expense associated with damage to certain rig equipment, as well as impairment of obsolete equipment.

Non-operating charges incurred during the fourth quarter of 2015 included the following items:

•	$3.6 million ($0.15 per share, net of tax) associated with the impairment of the Company’s remaining non-walking 100 Series rig that will not be converted to 200 Series status until market conditions improve;

•	$0.4 million ($0.02 per share, net of tax) of non-cash amortization of deferred financing costs associated with the reduction in commitments under the Company’s revolving credit facility from $155 million to $125 million during the quarter; and

•	$0.3 million ($0.01 per share, net of tax) associated with the disposition of assets largely attributable to the Company’s ongoing rig conversion that was substantially completed during the first quarter of 2016.

Conference Call Details

A conference call for investors will be held today, April 28, 2016, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the Company’s first quarter 2016 results. Hosting the call will be Byron A. Dunn, Chief Executive Officer, Edward S. Jacob, III, President & Chief Operating Officer, and Philip A. Choyce, Senior Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10084341. The replay will be available until May 6, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling’s operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except par value and share data)

BALANCE SHEETS

	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$7,410	$5,344
Accounts receivable, net	14,433	18,240
Inventory	2,408	2,317
Prepaid expenses and other current assets	3,485	3,436

Total current assets	27,736	29,337
Property, plant and equipment, net	281,202	283,378
Other long-term assets, net	1,821	2,074

Total assets	$310,759	$314,789

Liabilities and Stockholders’ Equity
Liabilities
Current portion of long-term debt (1)	$366	$—
Accounts payable	5,562	8,584
Accrued liabilities	7,778	10,206

Total current liabilities	13,706	18,790
Long-term debt (2)	63,145	62,708
Other long-term liabilities	233	361
Deferred income taxes	197	193

Total liabilities	77,281	82,052

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 24,539,937 shares issued; and 24,403,659 shares outstanding	244	244
Additional paid-in capital	278,103	276,948
Accumulated deficit	(43,583)	(43,169)
Treasury stock, at cost, 136,278 shares	(1,286)	(1,286)

Total stockholders’ equity	233,478	232,737

Total liabilities and stockholders’ equity	$310,759	$314,789

(1)	Current portion of long-term debt relates solely to the current portion of capitalized vehicle lease obligations. In 2015, these vehicle leases were structured as operating leases.
(2)	As of March 31, 2016, long-term debt includes $425,000 of long-term capitalized vehicle lease obligations. In 2015, these vehicle leases were structured as operating leases.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Revenues	$22,455	$22,306	$23,686
Costs and expenses
Operating costs	12,567	13,106	14,398
Selling, general and administrative	3,621	3,827	3,145
Depreciation and amortization	5,825	4,289	6,058
(Insurance recoveries) asset impairment, net	—	(841)	3,549
(Gain) loss on disposition of assets	(125)	393	338

Total cost and expenses	21,888	20,774	27,488

Operating income (loss)	567	1,532	(3,802)
Interest expense	(977)	(312)	(1,363)

(Loss) income before income taxes	(410)	1,220	(5,165)
Income tax expense (benefit)	4	(155)	61

Net (loss) income	$(414)	$1,375	$(5,226)

Loss per share:
Basic and Diluted	$(0.02)	$0.06	$(0.22)

Weighted average number of common shares outstanding:
Basic and Diluted	24,015	24,629	23,996

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands)

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net (loss) income	$(414)	$1,375
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	5,825	4,289
(Insurance recoveries) asset impairment, net	—	(841)
Stock-based compensation	1,155	933
(Gain) loss on disposition of assets	(125)	393
Deferred income taxes	4	—
Amortization of deferred financing costs	152	153
Bad debt expense	—	73
Changes in assets and liabilities
Accounts receivable	3,807	1,055
Inventory	(47)	(67)
Prepaid expenses and other assets	(110)	(811)
Accounts payable and accrued liabilities	(3,026)	(1,080)
Income taxes payable	—	(155)

Net cash provided by operating activities	7,221	5,317

Cash flows from investing activities
Purchases of property, plant and equipment	(5,677)	(21,283)
Proceeds from insurance claim	—	2,899
Proceeds from the sale of assets	648	93

Net cash used in investing activities	(5,029)	(18,291)

Cash flows from financing activities
Borrowings under credit facility	26,949	39,760
Repayments under credit facility	(26,937)	(26,339)
Financing costs paid	—	(161)
Payments for capital leases	(138)	—

Net cash (used in) provided by financing activities	(126)	13,260

Net increase in cash and cash equivalents	2,066	286

Cash and cash equivalents
Beginning of period	5,344	10,757

End of period	$7,410	$11,043

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$944	$603
Supplemental disclosure of non-cash investing and financing activity
Stock-based compensation capitalized as property, plant and equipment	$—	$221
Change in property, plant and equipment purchases in accounts payable	$(2,552)	$7,333
Additions to property, plant and equipment through capital leases	$929	$—

The following table provides various financial and operational data for the Company’s operations during the three months ending March 31, 2016 and 2015 and December 31, 2015. This information contains non-GAAP financial measures of the Company’s operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company’s operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
Number of completed rigs end of period (1)	14	13	14
Rig operating days (2)	943.1	951.2	961.7
Average number of operating rigs (3)	10.4	10.6	10.5
Rig utilization (4)	86.4%	92.1%	87.1%
Average revenue per operating day (5)	$22,571	$22,782	$23,717
Average cost per operating day (6)	$11,589	$13,035	$13,298
Average margin per day	$10,982	$9,747	$10,419

(1)	Number of completed rigs as of March 31, 2016, increased by one compared to the number of completed rigs as of March 31, 2015, reflecting the addition of one newly constructed rig.
(2)	Rig operating days represent the number of days that our rigs are earning revenue under a contract, including days that standby revenues are earned. During the three months ended March 31, 2016, there were 185.6 operating days in which the Company earned revenue on a standby basis, including 162.0 standby-without-crew days. During the three months ended March 31, 2015, there were 183.6 standby days, none of which were standby-without-crew days. During the three months ended December 31, 2015, there were 13.5 standby days, of which 6.5 were standby-without-crew days.
(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.
(4)	Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period. During the fourth quarter of 2015, the Company elected to remove its two 100 Series non-walking rigs from its marketed fleet pending completion of their planned rig conversions to 200 Series, pad-optimal status. Rig utilization during the fourth quarter of 2015 and the first quarter of 2016 excludes these two rigs.
(5)	Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $1.2 million, $0.6 million and $0.9 million during the three months ended March 31, 2016 and 2015, and December 31, 2015, respectively.
(6)	Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) costs relating to out-of-pocket costs reimbursed by customers of $1.2 million, $0.6 million and $0.9 million during the three months ended March 31, 2016 and 2015, and December 31, 2015, respectively, and (ii) construction overhead costs expensed due to reduced rig construction activity of $0.5 million during each of the first quarter of 2016 and the fourth quarter of 2015. We did not expense any construction overhead costs in the first quarter of 2015.

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define “EBITDA” as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define “Adjusted EBITDA” as EBITDA before stock-based compensation, gain/loss on warrant derivative liability and non-cash asset impairments, gains or losses on disposition of assets and other non-operating items. Adjusted EBITDA is not a measure of net income as determined by U.S. generally accepted accounting principles (“GAAP”).

Management believes Adjusted EBITDA is useful because it allows our stockholders to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as stock-based compensation and the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	(Unaudited)
	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2015
(in thousands)
Net (loss) income	$(414)	$1,375	$(5,226)
Add back:
Income tax expense (benefit)	4	(155)	61
Interest expense	977	312	1,363
Depreciation and amortization	5,825	4,289	6,058

EBITDA	6,392	5,821	2,256
Stock-based compensation	1,155	933	1,071
(Insurance recoveries) asset impairment, net	—	(841)	3,549
(Gain) loss on disposition of assets	(125)	393	338

Adjusted EBITDA	$7,422	$6,306	$7,214

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211